BLUEGREEN VACATIONS CORPORATION Provides Business Update

BOCA RATON, Florida (March 30, 2020) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company")

announced today that as a result of the COVID-19 pandemic, including current and anticipated travel restrictions and restrictions on business operations, the Company has temporarily closed until further notice all of its VOI sales centers; its retail marketing operations at Bass Pro Shops;  Cabela’s stores and outlet malls; and its Choice Hotels call transfer program.  Several of the Company’s resorts have been or are expected to be closed based on various governmental mandates and advisories.   Alan B. Levan,  Chairman, President and Chief Executive Officer, commented,  “The COVID-19 pandemic is an unprecedented event in the United States and globally, and the domino effect has directly impacted Bluegreen’s sales and operations. We remain committed to our owners and the future of Bluegreen and are taking these difficult necessary measures, which will adversely impact our associates and our business, only after careful consideration of the challenges we face and with a view to protecting the long-term best interests of our associates, owners and our Company.  We look forward to the end of this global crisis and the reestablishment of our full business operations.”

The Company started the year off strong, with system-side sales of vacation ownership interests up 16.5%  through February 29, 2020. Since then, the Company has seen significant declines in occupancy, sales tours, and system-side sales of vacation ownership interest due to the COVID-19 pandemic. As a result, in addition to the aforementioned actions, the Company has taken a number of additional actions including a reduction in force, temporary furloughs and reduced work hours.

Balance Sheet and Liquidity

As a precautionary measure aimed towards ensuring adequate liquidity for a sustained period, the Company drew down $60 million under its  $125 million Revolving Credit Facility on March 19, 2020 and pledged/sold receivables under its various receivable-backed debt/purchase facilities to increase its cash position, bringing the Company’s unrestricted cash balance as of March 30, 2020 to approximately $240 million. In addition, the Company has only $20.3 million of debt maturities due during 2020.

Forward-Looking Statements:

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to the rapidly changing effects of the COVID-19 outbreak, including reduced demand for vacation ownership products and services, travel and business restrictions, volatility in the international and national economy and credit markets, worker absenteeism, quarantines and other health-related restrictions; the length and severity of the COVID-19 outbreak and our ability to successfully resume full business operations thereafter; governmental and agency orders, mandates and guidance in response to the COVID-19 outbreak; the pace of recovery following the COVID-19 outbreak; competitive conditions; our liquidity and the availability of capital; our ability to successfully implement our strategic plans and initiatives to navigate the COVID-19 outbreak; risks that our current or future marketing alliances may not be available to us in the future;  risks that default rates may increase and exceed the Company’s expectations; risks related to our indebtedness, including the potential for accelerated maturities and debt covenant violations;  the risk of heightened litigation as a result of actions taken in response to the COVID-19 pandemic; the impact of the COVID-19 outbreak on our shareholder dividend policy, including that dividends may not be paid at the current rate or at all;  and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed on March 12, 2020.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (“VOIs”) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 220,000 owners, 68 Club and Club Associate Resorts and access to more than 11,350 other hotels and resorts through partnerships and exchange networks as of December 31, 2019. Bluegreen Vacations also offers a portfolio of fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is more than 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its more than 90% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

Contact:

Bluegreen Vacations Corporation
Investor Relations:
Leo Hinkley 954-940-5336
Email: Leo.Hinkley@BluegreenVacations.com